Exhibit 10.11

EXECUTIVE SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made by and between SanDisk Corporation (the “Company”) and Sanjay Mehrotra (“Executive”).

WHEREAS, the Board of Directors of the Company has appointed Executive the Chief Executive Officer of the Company effective January 1, 2011;

WHEREAS, the Company and Executive have entered into an agreement providing for certain benefits upon a termination of Executive’s employment after a change in control in that certain Change in Control Agreement dated May 20, 2004, as amended on December 15, 2008, which agreement shall be superseded as of January 1, 2011, by the Change in Control Agreement entered into between the Company and Executive on or about July 22, 2010; and,

WHEREAS, the Company and Executive now desire to provide for certain terms and conditions that apply to a termination for other than cause in circumstances where the Change in Control Agreement does not apply;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

I. Severance Payments and Benefits.  In the event that there is an Involuntary Termination (as defined below) of Executive’s employment with the Company, subject to the obligations and conditions set forth in Section IV and V below, and subject to the superseding applicability of the Change of Control Agreement if its terms then apply, Executive shall be entitled to receive the following:

A. Cash Severance.  Payment in cash as severance pay to the Executive an amount equal to two (2) times the Executive’s annual base salary (before any material reduction in Executive’s rate of base salary that would constitute an Involuntary Termination), less required taxes.  Such payment shall be at the rate in effect immediately prior to the Executive’s Involuntary Termination (and not including any bonus, except as provided below), payable in one lump sum 10 business days after the later of the following has occurred, and  provided that, (i) Executive has timely executed (and not revoked) a general release and waiver of all employment-related claims in the form attached to this Agreement as Exhibit A (the "General Release") and (ii) any period of revocation applicable to such General Release has passed; provided further, that the General Release shall be made available to Executive no later than five (5) days following the date of Executive's termination of employment.

B. Annual Cash Incentive Plan.  If there is an Involuntary Termination, Executive will be entitled to a prorated bonus under the Company’s annual cash incentive award program, based upon actual performance against the applicable performance goal or goals for the relevant period and payable at the same time as payments are made to other participants in that cash incentive plan.

C. Health Care Coverage.  For a total of up to twenty-four (24) full calendar months immediately following the Executive’s Involuntary Termination, continued coverage under the Company’s medical and dental benefit plans, without charge to Executive for any premium, for Executive, Executive’s spouse and/or Executive’s eligible dependents.  If the Executive becomes eligible for coverage under the health plan of a future employer and that health plan’s coverage is substantially similar to the coverage the Company provides, the Company’s obligation to provide such continued health and dental coverage shall cease on the date. For purposes of this Section I.C, any preexisting condition not covered by a future employer’s health plan will weigh against a determination that the coverage is substantially similar to the coverage the Company provides. Any other coverage which Executive, Executive’s spouse and/or Executive’s dependents may elect during or after the twenty-four (24) month period of Company-paid coverage, pursuant to COBRA or otherwise, shall be at the sole cost and expense of Executive.

D. Accelerated Vesting.  Any stock options or other stock awards (which term includes, without limitation, stock appreciation rights, restricted stock, and performance based grants (which shall be deemed during the below-referenced twenty four month period as having the required performance met to the extent the specified performance was required to met within such twenty-four months), whether payable in cash or stock for purposes of this Agreement) granted to the Executive by the Company that are outstanding immediately prior to but have not vested as of the date of the termination, but which would vest within twenty-four (24) months after such date of termination, shall become 100% vested as of the date of the termination.

E. Exercise Period. Any option or similar award may be exercised by the Executive for one (1) year (notwithstanding any term of the option providing for exercise within a shorter period after termination) following the date of Executive’s Involuntary Termination (subject to the maximum term of the option (generally seven years from the date of grant of the option) and further subject to any right that the Company may have to terminate the options in connection with a Change of Control (as defined in the Change in Control Agreement)).

F. Executive Outplacement Services.  For a period of twelve (12) months following Executive’s date of termination, the Company shall, at the Company’s expense, provide for executive-level outplacement services to Executive, if requested, which shall include at least the following services: (i) resume assistance, (ii) career evaluation and assessment, (iii) individual career counseling, (iv) access to one or more on-line employment databases (with research assistance provided), and (v) administrative support provided Monday through Friday, except for scheduled holidays.

G. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section I by seeking other employment or otherwise, nor shall any compensation or other payments received by the Executive from a third-party after the date of termination reduce any payments due under this Section I.

II. Executive Obligations.   In consideration of the foregoing, to the extent enforceable under governing law, Executive agrees that for a period of one (1) year from the date of termination he shall not (a) enter into or engage in any business throughout the world that competes with the Company’s business (semiconductor memory and system level design and/or manufacturing) or directly promote or assist, financially or otherwise, any person or entity that engages in any business that competes with the Company’s business; and (b) not solicit any of the Company’s employees to resign from their employment at the Company.

III. Definitions.  For the purposes of this Agreement, the following definitions shall apply:

A. “Involuntary Termination” shall exclude any termination of Executive’s employment by reason of Executive’s resignation (except as provided below), Executive’s death or due to Executive’s Disability (as defined below) or by the Company for Cause (as defined below), and shall mean:

1. any other termination of Executive’s employment by Company;

2. Executive’s resignation after the occurrence of one of the following:

a. a material reduction in Executive’s rate of base salary, unless the reduction is part of an overall reduction for all Executives at the same level as Executive;

b. a relocation by the Company of Executive’s place of employment by more than thirty (30) miles, without Executive’s written consent;

c. a material reduction in the level of Executive’s duties and responsibilities; or

d. any material breach by the Company of any provision of this Agreement or any other agreement between the Executive and the Company.

provided, further, Executive must resign within 180 days of the initial occurrence of any of the foregoing circumstances and must provide written notice to the Company through the highest level executive of its human resources department (or the equivalent) within ninety (90) days of the first occurrence of a, b, c, or d above, and the Company shall have had a period of thirty (30) days to cure the action(s) described in the notice given by the Executive.

B. A termination for “Cause” shall mean termination of Executive’s employment by the Company for any of the following reasons:  (i) fraud or other willful misconduct with respect to the Company’s business, (ii) gross negligence in the performance of duties, or (iii) conviction or plea of nolo contendere to a felony. The Company will give the Executive written notice of its intention to terminate the Executive for Cause. The notice will (i) state the particular circumstances that constitute the grounds on which the proposed termination for Cause is based, and (ii) be given no later than ninety (90) days after the occurrence of the event giving rise to such grounds. The Executive will have thirty (30) days after receiving this notice to cure such grounds, if curable. If the Executive fails to substantially cure such grounds within this thirty-day (30-day) period, the Executive’s employment with the Company will terminate for Cause immediately thereafter

C.          "Disability" shall be deemed to exist if a medical doctor selected by the Company certifies that Executive is unable, despite reasonable accommodation, to perform the essential functions of Executive's current position due to physical or mental illness, injury or other medical condition for a period of not less than six (6) full months in any twelve (12) month period.

IV. Conditions Upon Payment.  No severance payments or benefits shall be made pursuant to Section I herein unless and until Executive executes (and does not revoke, as applicable) the General Release, as set forth in Exhibit A.  If Executive is entitled to benefits under the Workers Adjustment Retraining Notification Act of 1988, the California Labor Code section 1400 et seq. or any similar state or local statute (together the "WARN Act"), Executive's payments paid pursuant to this Agreement shall be reduced dollar for dollar by any benefits received under the WARN Act.

V. Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) so as not to subject Executive to the payment of additional taxes and interest under Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Section 409A would result in Executive being subject to payment of additional income taxes or interest under Section 409A, the Company agrees to amend this Agreement as may be necessary in order to avoid the application of such taxes or interest under Section 409A.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of the Agreement and no payments shall be due to him under the Agreement which are payable upon his termination of employment until he would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid within thirty (30) days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

VI. Successors.  Subject in the first instance to the applicability of the Change in Control Agreement, which shall supersede this Agreement if its terms are applicable, any successor (or parent thereof) to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term "Company" shall include any successor (or parent thereof) to the Company’s business and/or assets.  All rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.  Executive shall have no right to assign any of his obligations or duties under this Agreement to any other person or entity.

VII. Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to its choice of law rules.

VIII. Waiver/Modification.  No provision of this Agreement shall be amended, modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

IX. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

X. Prior Agreements.  This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement.

XI. Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

XII. No Representations.  Each party acknowledges that he or she or it is not relying and has not relied on any promise, representation or statement made by or on behalf of the other party that is not set forth in this Agreement.

XIII. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him or her at the most recent home address on file with the Company.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters and directed to the attention of its Chief Legal Officer.

IN WITNESS WHEREOF, the parties below, duly authorized, hereby agree to the terms and conditions of this Agreement effective as of January 1, 2011.

SanDisk Corporation

By:	/s/ Irwin Federman	Dated:	7/28/10
Name:	Irwin Federman
Title:	Vice Chairman